                                                                    Exhibit 23.3



                         Consent of Independent Auditors


The Board of Directors
Trigon Healthcare, Inc.:



We consent to incorporation by reference in the registration statements (No. 333-22463) on Form S-8 of Trigon Healthcare, Inc. of our report dated April 21, 2000, relating to the statements of financial condition, with fund information, of the Trigon Insurance Company 401(k) Resoration Plan as of December 31, 1999 and 1998, and the related statements of income and changes in plan equity, with fund information, for each of the years in the three-year period ended December 31, 1999, which report is included in this Form 10-K/A No. 1 of Trigon Healthcare, Inc.


/s/ KPMG LLP

Richmond, Virginia
April 28, 2000